SIDE LETTER AGREEMENT

SIDE LETTER AGREEMENT (this “Agreement”), dated as of March 2, 2017 by and between West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands (the “Seller”) acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands, and Goldman Sachs & Co. (the “Buyer”).

RECITALS

WHEREAS, the Seller wishes to sell, and the Buyer wishes to buy, forty-five million (45,000,000) shares of common stock, par value $0.01 per share (the “Issuer Shares”), of Advanced Micro Devices, Inc. (the “Issuer,” and the purchase and sale of the Issuer Shares, the “Transaction”);

WHEREAS, the Seller is subject to an agreement entered into with the Issuer, pursuant to which certain restrictions on the resale of Issuer Shares held by it are imposed, namely (i) a restriction on resales of Issuer Shares in excess of 40,569,706 Issuer Shares (the “Volume Limit”) in the aggregate to any one party and its affiliates and (ii) a restriction on the resale of Issuer Shares to NVidia Corporation and Intel Corporation (the “Excluded Parties”);

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements hereof, intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.	The Buyer shall not resell the Issuer Shares purchased from the Seller to any one party and its affiliates in an aggregate amount exceeding the Volume Limit.

2.	The Buyer shall not resell the Issuer Shares purchased from the Seller to the Excluded Parties.

3.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Side Letter to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:		BUYER:

WEST COAST HITECH L.P.		Goldman Sachs & Co.

By:	West Coast Hitech G.P., Ltd., its general partner	By:	/s/ Bennett Schachter
		Name:	Bennett Schachter
By:	/s/ Elham Al Qasim	Title:	Managing Director
Name:	Elham Al Qasim
Title:	Director